Exhibit (d)-(3)

EQUITY COMMITMENT LETTER

Hammer Capital Opportunities Fund L.P.
acting through its general partner, Hammer Capital Opportunities General Partner
c/o Hammer Capital Asset Management Limited
Suites 3607-09, 36/F, ICBC Tower
3 Garden Road, Hong Kong

June 12, 2020

Yiche Holding Limited
c/o Tencent Holdings Limited

Level 29, Three Pacific Place

1 Queen’s Road East

Wanchai, Hong Kong

Attention: Compliance and Transactions Department

Ladies and Gentlemen:

Reference is made to that certain Agreement and Plan of Merger, dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among Yiche Holding Limited, an exempted company incorporated with limited liability under the Laws of the Cayman Islands (“Parent”), Yiche Mergersub Limited, an exempted company incorporated with limited liability under the Laws of the Cayman Islands and a wholly-owned subsidiary of Parent (“Merger Sub”) and Bitauto Holdings Limited, an exempted company incorporated with limited liability under the Laws of the Cayman Islands (the “Company”), pursuant to which, upon the terms and subject to the conditions set forth therein, Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the merger as a direct wholly-owned subsidiary of Parent. Concurrently with the delivery of this letter agreement, Morespark Limited (the “Other Sponsor”) is entering into a letter agreement substantially identical to this letter agreement (the “Other Sponsor Equity Commitment Letter”) committing to invest or cause to be invested in Parent. Capitalized terms used and not defined herein but defined in the Merger Agreement shall have the meanings ascribed to them in the Merger Agreement. This letter agreement is being delivered by the undersigned (“Sponsor”) to Parent in connection with the execution of the Merger Agreement.

1.                   Commitment. This letter agreement confirms the commitment of Sponsor, subject to the terms and conditions set forth herein, to contribute (or cause to be contributed) (the “Contribution”) to Parent or any other person as directed by Parent for the Specified Purpose, at or prior to the Effective Time, cash in the amount of US$174,738,758 (such sum, subject to the adjustment pursuant to this Section 1, the “Commitment”), in exchange for equity securities of Parent to be issued to Sponsor or a designated Affiliate of Sponsor, subject to the terms and conditions hereof. Such Commitment, and the corresponding commitment under the Other Sponsor Equity Commitment Letter, shall be used by Parent, to the extent necessary, solely for the purpose (the “Specified Purpose”) of (a) funding (or cause to be funded) the Merger Consideration and any other amounts required to be paid by Parent pursuant to the Merger Agreement, and (b) paying (or cause to be paid) fees and expenses incurred by Parent, the Company and, following the Closing, the Surviving Entity, in connection with the transactions contemplated by the Merger Agreement (which, in each case and for the avoidance of doubt, shall not include the Parent Termination Fee or any Guaranteed Obligations (as defined in the Limited Guarantee given by Sponsor) in respect of the Parent Termination Fee under the Limited Guarantee given by Sponsor). Sponsor may effect the Contribution directly or indirectly through one or more Affiliates of Sponsor or any investment fund or partnership advised or managed by the Sponsor or any of its Affiliates or any Person that is a limited partner of the Sponsor or any of such investment funds or partnerships. Sponsor shall not, under any circumstances, be obligated to contribute more than the Commitment to Parent, Merger Sub or any other Person pursuant to the terms of this letter agreement, and the liability of Sponsor hereunder shall not exceed the amount of the Commitment less any portion of the Commitment that has been funded in accordance with the terms hereof. The amount of the Commitment to be funded under this letter agreement may be reduced in a manner agreed by Sponsor and the Other Sponsor in the event that Parent does not require all of the equity with respect to which Sponsor and the Other Sponsor have made the Commitments (as defined, with respect to Sponsor and the Other Sponsor, in this letter agreement or the Other Sponsor Equity Commitment Letter, as the case may be) but only to the extent that Parent and Merger Sub have sufficient fund to consummate the Merger and other transactions contemplated by the Merger Agreement following such reduction.

2.                   Conditions. The Commitment, including the obligation of Sponsor to fund the Commitment, shall be subject to (a) the execution and delivery of the Merger Agreement by the Company, (b) the satisfaction (as determined by Parent) or waiver by Parent of each of the conditions to Parent’s and Merger Sub’s obligations to consummate the Transactions (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the prior or substantially concurrent satisfaction or waiver of such conditions), (c) the substantially contemporaneous consummation of the Closing, and (d) the substantially contemporaneous funding to Parent of the contributions by the Other Sponsor contemplated by the Other Sponsor Equity Commitment Letter.

3.                   Limited Guarantee. Concurrently with the execution and delivery of this letter agreement, Sponsor is executing and delivering to the Company a limited guarantee, dated as of the date hereof, related to Parent’s and Merger Sub’s certain payment obligations under the Merger Agreement (the “Limited Guarantee”). The Company’s (i) remedies against Sponsor and its successors and assigns under the Limited Guarantee, (ii) remedies against Parent and Merger Sub and their respective successors and assigns under the Merger Agreement and (iii) the Company Third Party Beneficiary Rights (as defined below) shall be, and are intended to be, the sole and exclusive remedies available to the Company, any of its Affiliates, any of the direct or indirect shareholder of the Company or any of its Subsidiaries, or any of the Affiliates, equity holders, controlling persons, directors, officers, employees, members, managers, general or limited partners, representatives, advisors or agents of the foregoing against Sponsor or any of the Sponsor Affiliates (as defined below) in respect of any liabilities, losses, damages, obligations or recoveries of any kind (including special, exemplary, consequential, indirect or punitive damages or damages arising from loss of profits, business opportunities or goodwill, diminution in value or any other losses or damages, whether at law, in equity, in contract, in tort or otherwise) arising under, or in connection with any breach of the Merger Agreement (whether willfully, intentionally, unintentionally or otherwise) or of the failure of the Merger to be consummated for any reason or otherwise in connection with the transactions contemplated hereby and thereby or in respect of any oral representations made or alleged to have been made in connection therewith (whether or not Parent or Merger Sub’s breach is caused by the breach by Sponsor of its obligations under this letter agreement).

4.                   Enforceability; Company Third-Party Beneficiary Rights. This letter agreement may only be enforced by Parent and none of Parent’s or Merger Sub’s creditors nor any other Person that is not a party to this letter agreement shall have any right to enforce this letter agreement or to cause Parent to enforce this letter agreement, provided that, to the extent the Company has obtained an Order of specific performance pursuant to, and subject to the conditions in, Section 10.11 of the Merger Agreement, and subject to the conditions described in Section 2, and subject further to Section 6, the Company is hereby made a third party beneficiary of the rights granted to Parent under this letter agreement to the extent, and only to the extent, of the rights set forth in Sections 1, 4, 5, 6 and 12 and shall be entitled to an injunction or an Order of specific performance (or any other non-monetary equitable remedy) to cause the Contribution to be funded (the “Company Third Party Beneficiary Rights”). Subject to Company Third Party Beneficiary Rights, Sponsor and Parent hereby agree that their respective agreements and covenants set forth herein are solely for the benefit of the other party hereto, in accordance with and subject to the terms of this letter agreement. In no event shall this letter agreement be enforced by any Person unless (a) the enforcement of the Other Sponsor Equity Commitment Letter dated as of the date hereof is being substantially concurrently pursued by that Person or Parent (except to the extent that such enforcement is prohibited by any applicable Law or Order) or (b) the Other Sponsor has satisfied or is prepared to satisfy its obligations under the Other Sponsor Equity Commitment Letter.

5.                   No Modification; Entire Agreement. This letter agreement may not be amended or otherwise modified without the prior written consent of (i) Parent and Sponsor, and (ii) with respect to any provisions of this letter agreement with respect to which the Company is expressly made a third party beneficiary or to the extent that such amendment or modification would be adverse to the Company Third Party Beneficiary Rights, the Company. Together with the Merger Agreement, the Limited Guarantee, that certain interim investors agreement, dated as of the date hereof, by and among the Sponsor, the Other Sponsor, Parent, Merger Sub and other parties named therein, the Confidentiality Agreements (as defined in the Merger Agreement) and other agreements or documents referenced in hereunder or thereunder, this letter agreement constitutes the sole agreement, and supersedes all prior agreements, understandings and statements, written or oral, between Sponsor or any of its Affiliates, on the one hand, and Parent or any of its Affiliates, on the other, with respect to the transactions contemplated hereby.

6.                   Governing Law; Jurisdiction.

(a)                Subject to Section 6(c), this letter agreement and all disputes or controversies arising out of or relating to this letter agreement or the transactions contemplated hereby shall be interpreted, construed and governed by and in accordance with the Laws of the State of New York without regard to the conflicts of Law principles thereof that would subject such matter to the Laws of another jurisdiction.

(b)                Any Legal Proceedings arising out of or in any way relating to this letter agreement shall be submitted to the Hong Kong International Arbitration Centre (“HKIAC”) and resolved in accordance with the Arbitration Rules of HKIAC in force at the relevant time and as may be amended by this Section 6 (the “Rules”). The place of arbitration shall be Hong Kong. The official language of the arbitration shall be English and the tribunal shall consist of three arbitrators (each, an “Arbitrator”). The claimant(s), irrespective of number, shall nominate jointly one Arbitrator; the respondent(s), irrespective of number, shall nominate jointly one Arbitrator; and a third Arbitrator will be nominated jointly by the first two Arbitrators and shall serve as chairman of the arbitration tribunal. In the event the claimant(s) or respondent(s) or the first two Arbitrators shall fail to nominate or agree the joint nomination of an Arbitrator or the third Arbitrator within the time limits specified by the Rules, such Arbitrator shall be appointed promptly by the HKIAC. The arbitration tribunal shall have no authority to award punitive or other punitive-type damages. The award of the arbitration tribunal shall be final and binding upon the disputing parties. Any party to an award may apply to any court of competent jurisdiction for enforcement of such award and, for purposes of the enforcement of such award, the parties irrevocably and unconditionally submit to the jurisdiction of any court of competent jurisdiction and waive any defenses to such enforcement based on lack of personal jurisdiction or inconvenient forum.

(c)                Notwithstanding the foregoing, the parties hereto hereby consent to and agree that in addition to any recourse to arbitration as set out in this Section 6, any party or the Company may, to the extent permitted under the Laws of the jurisdiction where application is made, seek an interim injunction from a court or other authority with competent jurisdiction and, notwithstanding that this letter agreement is governed by the Laws of the State of New York, a court or authority hearing an application for injunctive relief may apply the procedural Law of the jurisdiction where the court or other authority is located in determining whether to grant the interim injunction. For the avoidance of doubt, this Section 6(c) is only applicable to the seeking of interim injunctions and does not restrict the application of Section 6(b) in any way.

7.                   Counterparts. This letter agreement may be executed manually, electronically by email or by facsimile by the parties, in any number of counterparts, each of which shall be considered, and all such counterparts shall together constitute, one and the same agreement and shall become effective when a counterpart hereof shall have been signed by each of the parties and delivered to the other parties.

8.                   Third Party Beneficiaries. Subject to the Company Third Party Beneficiary Rights, the parties hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other party hereto, in accordance with and subject to the terms of this letter agreement, and this letter agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder or any rights to enforce the Commitment or any provision of this letter agreement except for the Company Third Party Beneficiary Rights; provided, that, notwithstanding anything to the contrary in this letter agreement, each Sponsor Affiliate shall be a third party beneficiary of any provisions herein that are expressly for the benefit of such Sponsor Affiliate (including the provisions of Sections 3 and 11), and all such provisions shall survive any termination of this letter agreement indefinitely. Without limiting the foregoing, and subject to the Company Third Party Beneficiary Rights, Parent’s creditors shall have no right to enforce this letter agreement or to cause Parent to enforce this letter agreement.

9.                   Confidentiality. This letter agreement shall be treated as confidential and is being provided to Parent solely in connection with the Merger. This letter agreement may not be used, circulated, quoted or otherwise referred to in any document (except for the Merger Agreement and any agreement or documents contemplated therein), except with the written consent of the other party; provided, however, that the existence and content of this letter agreement may be disclosed (a) by each of Sponsor and Parent to the Other Sponsor, the Company or their Representatives; (b) to the extent required by Law, the applicable rules of any national securities exchange or in connection with any SEC filings relating to the Merger and in connection with any litigation relating to the Merger, the Merger Agreement or the Transactions as permitted by or provided in the Merger Agreement, and (c) by Sponsor to any Sponsor Affiliate (as defined below) that needs to know of the existence of and content of this letter agreement and is subject to the confidentiality obligations set forth herein.

10.               Termination. This letter agreement, and the obligation of Sponsor to fund the Commitment will terminate automatically and immediately upon the earliest to occur of (a) the Closing; (b) the valid termination of the Merger Agreement in accordance with its terms; (c) the satisfaction in full of Sponsor’s obligation to complete the Contribution at or prior to the Closing or (d) the assertion by the Company or any of its Affiliates, directly or indirectly, in any litigation or other Legal Proceeding of any claim (whether in tort, contract or otherwise) against any of the Sponsor, any Sponsor Affiliate (as defined below), Parent or Merger Sub, any Other Sponsor or any “Sponsor Affiliate” as defined in the Other Sponsor Equity Commitment Letter, relating to this letter agreement, any of the Limited Guarantees, the Merger Agreement, or the Other Sponsor Equity Commitment Letter or any of the transactions contemplated thereby (other than (i) a claim seeking an Order of specific performance or other equitable relief to cause the funding of the Contribution in accordance with Section 4 hereof and/or the funding of the “Contribution” of the Other Sponsor in accordance with Section 4 of the Other Sponsor Equity Commitment Letter or (ii) a claim seeking an Order of specific performance or other equitable relief against Parent or Merger Sub in accordance with Section 10.11 of the Merger Agreement). Upon termination of this letter, Sponsor shall not have any further obligations or liabilities hereunder.

11.               No Recourse. Notwithstanding anything that may be expressed or implied in this letter agreement, or any document or instrument delivered in connection herewith, other than with respect to the Retained Claims (as defined in the Limited Guarantee) and the Company Third Party Beneficiary Rights, Parent covenants, agrees and acknowledges that no Person other than Sponsor has any obligation hereunder and that, notwithstanding that Sponsor may be a partnership or limited liability company, Parent has no right of recovery under this letter agreement or under any document or instrument delivered in connection herewith or in respect of any oral representations made or alleged to have been made in connection herewith or therewith, or for any claim based on, in respect of, or by reason of, such obligations or their creation, against, and no recourse shall be had against, and no personal liability shall attach to, the former, current or future direct or indirect equity holders, controlling persons, directors, officers, employees, agents, advisors, representatives, members, managers, general or limited partners or assignees of Sponsor or its Affiliates, any investment fund or partnership advised or managed by the Sponsor or any of its Affiliates, any Person that is a limited partner of the Sponsor or any of such investment funds or partnerships or any former, current or future equity holder, controlling person, director, officer, employee, general or limited partner, member, manager, Affiliate, agent, advisors or representatives of any of the foregoing (each, a “Sponsor Affiliate”), through Sponsor or otherwise, whether by or through attempted piercing the corporate veil, by or through a claim (whether at law or equity or in tort, contract or otherwise) by or on behalf of Parent or Sponsor against any Sponsor Affiliates, whether by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Law, or otherwise.

12.               Assignment. This letter agreement shall not be assigned by any of the parties (whether by operation of Law or otherwise) without the prior written consent of the other party and the Company, except that, without the prior written consent of Parent and the Company, the rights, interests or obligations under this letter agreement may be assigned and/or delegated, in whole or in part, by Sponsor to one or more of its Affiliates or one or more investment funds or partnerships advised or managed by the Sponsor or any of its Affiliates, provided, that such assignment and/or delegation shall not relieve Sponsor of its obligations hereunder. Any attempted assignment in violation of this Section 12 shall be null and void.

13.               Representations and Warranties of Sponsor. Sponsor hereby represents and warrants that (a) it is duly incorporated, validly existing and in good standing under the laws of the jurisdiction in which it is formed and has all requisite corporate or similar power and authority to execute, deliver and perform this letter agreement; (b) the execution, delivery and performance of this letter agreement have been duly authorized by all necessary action on Sponsor’s part and do not contravene any provision of Sponsor’s organizational documents or any Law, regulation, rule, decree, order, judgment or contractual restriction binding on Sponsor or its assets; (c) all consents, approvals, authorizations, permits of, filings with and notifications to, any governmental authority necessary for the due execution, delivery and performance of this letter agreement by Sponsor have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any governmental authority or regulatory body is required in connection with the execution, delivery or performance of this letter agreement; (d) this letter agreement has been duly and validly executed and delivered by Sponsor and (assuming due execution and delivery of this letter agreement, the Merger Agreement and the Limited Guarantee by all parties hereto and thereto, as applicable, other than Sponsor) constitutes a legal, valid and binding obligation of Sponsor enforceable against Sponsor in accordance with its terms, subject to the Enforceability Exceptions; and (e) Sponsor has the financial capacity to pay the Contribution and perform its obligations under this letter agreement, and all funds necessary for Sponsor to fulfill the Contribution and its other obligations under this letter agreement shall be available to Sponsor for so long as this letter agreement shall remain in effect.

14.               Representations and Warranties of Parent. Parent hereby represents and warrants to the Sponsor that (a) it is duly incorporated, validly existing and in good standing under the laws of the jurisdiction in which it is formed and has all requisite corporate or similar power and authority to execute, deliver and perform this letter agreement; (b) the execution, delivery and performance of this letter agreement have been duly authorized by all necessary action on Parent’s part and do not contravene any provision of Parent’s organizational documents or any Law, regulation, rule, decree, order, judgment or contractual restriction binding on Parent or its assets; (c) all consents, approvals, authorizations, permits of, filings with and notifications to, any governmental authority necessary for the due execution, delivery and performance of this letter agreement by Parent have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any governmental authority or regulatory body is required in connection with the execution, delivery or performance of this letter agreement; and (d) this letter agreement has been duly and validly executed and delivered by Parent and (assuming due execution and delivery of this letter agreement, the Merger Agreement and the Limited Guarantee by all parties hereto and thereto, as applicable, other than Parent) constitutes a legal, valid and binding obligation of Parent enforceable against Parent in accordance with its terms, subject to the Enforceability Exceptions.

15.               Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person or upon confirmation of receipt when transmitted by facsimile transmission or by electronic mail or on receipt after dispatch by registered or certified mail, postage prepaid, addressed, or on the next business day if transmitted by international overnight courier, in each case to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

if to Sponsor, to:

c/o Hammer Capital Asset Management Limited
Attention: [***]
Suites [***]
Email: [***]

with copies to:

c/o Hammer Capital Asset Management Limited
Attention: [***]
Address: [***]
Email: [***]

Kirkland & Ellis
Address: [***]
Attention: [***]
Facsimile: [***]
Email: [***]

If to Parent, to the address set forth in the Merger Agreement.

16.               Waiver of Jury Trial. EACH OF THE PARTIES TO THIS LETTER AGREEMENT HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS LETTER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS LETTER AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS CONTAINED IN THIS SECTION 16.

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Sincerely,

Hammer Capital Opportunities Fund L.P.
acting through its general partner, Hammer Capital Opportunities General Partner

By:	/s/ Authorized Signatory
Name:	Authorized Signatory
Title:

Agreed to and accepted:

YICHE HOLDING LIMITED

By:	/s/ Authorized Signatory
Name:	Authorized Signatory
Title: